                                                                    Exhibit 99.3


                                SHAREHOLDERS AGREEMENT

         AGREEMENT, dated as of July 2, 1997, among BAA plc, a corporation organized under the laws of England (the "Parent"), W & G Acquisition Corporation, a Maryland corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and the other parties signatory hereto (each a "Shareholder," and collectively, the "Shareholders").

                                W I T N E S S E T H :
                                - - - - - - - - - -

         WHEREAS, concurrently herewith, Parent, Merger Sub and Duty Free International, Inc. a Maryland corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the "Merger");

         WHEREAS, in furtherance of the Merger, Parent and the Company have agreed that as soon as practicable (and not later than five business days) after the first public announcement of the execution and delivery of the Merger Agreement, Merger Sub will commence a cash tender offer to purchase all outstanding shares of Company Common Stock (as defined in Section 1), including all of the Shares (as defined in Section 2) Beneficially Owned (as defined in Section 1) by the Shareholders; and

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.   DEFINITIONS.  For purposes of this Agreement:

         (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

         (b) "Company Common Stock" shall mean at any time the common stock, $.01 par value, of the Company.

         (c) "Person" shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

         2.   TENDER OF SHARES.

         (a) Subject to Section 6, each Shareholder hereby agrees to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to Rule 14d-2 under the Exchange Act, the number of shares of Company Common Stock set forth opposite such Shareholder's name on Schedule I hereto (the "Existing Shares" and, together with any shares of Company Common Stock acquired by such Shareholder after the date hereof and prior to the termination of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, the "Shares"). Each Shareholder hereby acknowledges and agrees that Merger Sub's obligation to accept for payment and pay for Shares in the Offer is subject to the terms and conditions of the Offer.

         (b) Subject to Section 6, each Shareholder hereby agrees to permit Parent and Merger Sub to publish and disclose in the Offer Documents and, if approval of the Merger by the Company's shareholders (other than Parent or any of its wholly-owned subsidiaries) is required under applicable law, in the Proxy Statement (including all documents and schedules filed with the SEC) his or its identity and ownership of Company Com-mon Stock and the nature of his or its commitments under this Agreement.

         3.   PROVISIONS CONCERNING COMPANY COMMON STOCK.

         Each Shareholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of the (i) purchase of the Shares by Merger Sub pursuant to the Offer, (ii) Effective Time or
(iii) termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Shareholder shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by such Shareholder, whether issued, heretofore owned or hereafter acquired, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C) (1) any change in a majority of the persons who constitute the Board of Directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Articles of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Such Shareholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3.

         4. OTHER COVENANTS, REPRESENTATIONS AND WARRANTIES. Each Shareholder hereby individually as to itself represents and warrants to Parent as follows:

         (a) OWNERSHIP OF SHARES. Such Shareholder is either (i) the record and Beneficial Owner of, or (ii) the Beneficial Owner but not the record holder of, the number of Existing Shares, other shares, and derivative securities set forth opposite such Shareholder's name on Schedule I hereto. On the date hereof, the Existing Shares set forth opposite such Shareholder's name on Schedule I hereto constitute all of the shares or securities issued by the Company owned of record or Beneficially Owned by such Shareholder. Except as noted on Schedule I, such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite such Shareholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

         (b) POWER; BINDING AGREEMENT. Such Shareholder has the legal capacity, power and authority, as applicable, to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors' rights generally. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

         (c) NO CONFLICTS. Except for filings under the HSR Act, if applicable, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any other Person is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to such Shareholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of such Shareholder's properties or assets.

         (d) NO ENCUMBRANCES. Except as applicable in connection with the transactions contemplated by Section 2 hereof and except as noted on
    Schedule I hereto, the certificates representing such Shareholder's Existing Shares are now, and with respect to such Shareholder's Shares (other than the other shares listed on Schedule I) at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, or any other encumbrances whatsoever, except for any such encumbrances arising hereunder. The transfer by each Shareholder of his or its Shares to Merger Sub in the Offer shall pass to Merger Sub good and valid title to the number of Shares set forth opposite such Shareholder's name on Schedule I hereto, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

         (e) NO FINDER'S FEES. Other than existing financial advisory and investment banking arrangements and agreements entered into by the Company, no broker, investment banker, financial adviser or other Person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

         (f) NO SOLICITATION. Subject to Section 6, no Shareholder shall, in his or its capacity as such, directly or indirectly, solicit (including by way of furnishing information for the purpose of soliciting) any inquiries by any person or entity (other than Parent or any affiliate of Parent) for the purchase or voting of his or its Shares or with respect to the Company that constitutes a Takeover Proposal, except that a Shareholder who is a director of the Company may take actions in such capacity as a director to the extent permitted by the Merger Agreement. Subject to Section 6, if any Shareholder receives any such inquiry or proposal, then such Shareholder shall promptly inform Parent of the existence thereof. Each Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         (g) RESTRICTION ON TRANSFER, PROXIES AND NON-INTERFERENCE. Except as applicable in connection with the transactions contemplated by Section 2 hereof, subject to Section 6, no Shareholder shall (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Shareholder's Shares or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder's obligations under this Agreement.

         (h) WAIVER OF APPRAISAL RIGHTS. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have.

         (i) RELIANCE BY PARENT. Such Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

         (j) FURTHER ASSURANCES. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, the transactions contemplated by this Agreement.

         5. STOP TRANSFER; CHANGES IN SHARES. Each Shareholder agrees with, and covenants to, Parent that such Shareholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Section 2 hereof). In the event of a stock dividend or distribution, or any change in the Company Common Share by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

         6. TERMINATION. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earliest of (w) the acquisition of the Shares by Parent or Merger Sub pursuant to the Offer, (x) the Effective Time, (y) if the Effective Time does not occur, the termination of the Merger Agreement or the withdrawal or modification by the Company Board of its recommendation of the Offer or the Merger as permitted by Section 6.02(b) of the Merger Agreement and (z) the first anniversary of the date hereof.

         7. SHAREHOLDER CAPACITY. No person executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director.

         8. CONFIDENTIALITY. The Shareholders recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Shareholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than such Shareholder's counsel and advisors, if any, and other than with another Shareholder or the Company's counsel or advisors) without the prior written consent of Parent, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures such Shareholder's counsel advises are necessary in order to fulfill such Shareholder's obligations imposed by law, in which event such Shareholder shall give notice of such disclosure to Parent as promptly as practicable.

         9.   MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         (b) CERTAIN EVENTS. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Shareholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

         (c) ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

         (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Shareholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided that
Schedule I hereto may be supplemented by Parent by adding the name and other relevant information concerning any shareholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added shareholder shall be treated as a "Shareholder" for all purposes of this Agreement.

         (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

         If to Shareholders:  At the addresses set forth on Schedule I hereto

         copy to:                 Morgan, Lewis & Bockius LLP
                                  101 Park Avenue
                                  New York, New York  10178
                                  Attn:  Stephen P. Farrell, Esq.
                                  Telecopy:  (212) 309-6273

         If to Parent:            BAA plc
                                  Stockley House
                                  130 Wilton Road
                                  London SW1 VLQ
                                  Attention:  Robert Herga

         copy to:                 Cahill Gordon & Reindel
                                  80 Pine Street
                                  New York, NY  10005
                                  Telecopy:  (212) 269-5420
                                  Attention:  Stephen A. Greene, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         (f) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.


         (h) REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         (i) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         (j) NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

         (k) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

         (l) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         (m) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, Parent, Merger Sub and each Shareholder have caused this Agreement to be duly executed as of the day and year first above written.


                                       BAA PLC


                                       By: /s/ Barry Gibson
                                          -----------------------------
                                       Name: J M BARRY GIBSON
                                       Title: Director


                                       W & G ACQUISITION CORPORATION


                                       By: /s/ Brian Collie
                                          -----------------------------
                                       Name: BRIAN COLLIE
                                       Title: DIRECTOR


                                       GEBR. HEINEMANN


                                       By: /s/ Claus Heinemann Gunnar Heinemann
                                          -------------------------------------
                                       Name: CLAUS & GUNNAR HEINEMANN
                                       Title: OWNERS


                                       /s/ John A. Couri
                                       -------------------------------
                                       JOHN A. COURI

                                       /s/ David H. Bernstein
                                       -------------------------------
                                       DAVID H. BERNSTEIN

                                       /s/ Carl Reimerdes
                                       -------------------------------
                                       CARL REIMERDES

                                       /s/ Heribert H. Diehl
                                       -------------------------------
                                       HERIBERT H. DIEHL

                                       /s/ Alfred Carfora
                                       -------------------------------
                                       ALFRED CARFORA

                                       /s/ Elaine Couri
                                       -------------------------------
                                       ELAINE COURI

AGREED TO AND ACKNOWLEDGED
(with respect to Section 5):
DUTY FREE INTERNATIONAL, INC.


By: /s/ Alfred Carfora
   ------------------------------
    Name: ALFRED CARFORA
    Title: PRESIDENT/CEO

                                                                   Schedule I to
                                                          Shareholders Agreement


-------------------------------------------------------------------------------------------------------
  Name and Address                                                                      Derivative
   of Shareholder                  Existing Shares            Other Shares              Securities
-------------------------------------------------------------------------------------------------------
David H. Bernstein               1,057,069   Shares          734    Shares              190,000 shares
6691 Baymeadow Dr.                                                  indirectly          subject to
Glen Burnie, MD 21060;                                              owned               option (148,334
                                                                    through             exercisable)
                                                                    employer
                                                                    401(k) plan;

John A. Couri                      704,000   Shares      274,000    As trustee          202,000 shares
41 Mulberry Street                                                  for the             subject to
Ridgefield, CT 06877                                                Couri               option (148,334
                                                                    Charitable          exercisable)
                                                                    Remainder
                                                                    Trust

                                                          32,485    As trustee
                                                                    with wife
                                                                    for children

                                                          63,000    As trustee
                                                                    for the
                                                                    Couri
                                                                    Charitable
                                                                    Remainder
                                                                    Trust

Carl Reimerdes                         200   Shares      498,213    As trustee          202,666 shares
c/o Fenton Hill                                                     for the             subject to
      America Limited                                               Reimerdes           option (140,000
    B-3 East                                                        Annuity             exercisable)
    Airport Ind.                                                    Trust
      Office Park
    145 Hook Creek                                       250,000    As trustee
      Rd.                                                           for the
    Valley Stream,                                                  Reimerdes
      NY  11581                                                     Annuity
                                                                    Trust

                                                         101,535    As trustee
                                                                    for the
                                                                    Reimerdes
                                                                    Annuity
                                                                    Trust

                                                         1,156.7    Shares
                                                                    indirectly
                                                                    owned
                                                                    through
                                                                    employer
                                                                    401(k) plan;


-------------------------------------------------------------------------------------------------------
  Name and Address                                                                      Derivative
   of Shareholder                  Existing Shares            Other Shares              Securities
-------------------------------------------------------------------------------------------------------

Gebr. Heinemann                  4,571,664   Shares                                     None
Madgeburger Str. 3
2000 Hamburg 11,
  Germany

Heribert Diehl                     895,422   Shares                                     52,334 shares
Madgeburger Str. 3                                                                      subject to
2000 Hamburg 11,                                                                        option (40,334
  Germany                                                                               exercisable)

Alfred Carfora                     175,895   Shares          700.9   Shares             225,000 shares
c/o Duty Free                                                        indirectly         subject to
      International                                                  owned              option (133,334
    63 Copps Hill Road                                               through            exercisable)
    Ridgefield, CT                                                   employer
      06877                                                          401(k) plan
